Exhibit 5.1

Reference: 57738/17

July 26, 2022

Celestica Inc.

5140 Yonge Street, Suite 1900

Toronto, Ontario

Canada M2N 6L7

Re:	Celestica Inc.

Registration Statement on Form S-8

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Celestica Inc. (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on July 26, 2022 by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company for its issue and sale from time to time of subordinate voting shares (the “SVS”) in its capital.

This opinion letter is being provided at the request of the Company. As Canadian counsel for the Company, we have examined a copy of the Registration Statement.

We are solicitors qualified to practice law in the Province of Ontario and the opinions expressed herein relate only to the laws of the Province of Ontario and the laws of Canada applicable therein as in effect on the date hereof.

In connection with the opinions expressed in this opinion letter, we have considered such questions of law, examined originals or copies of such statutes, regulations, documents, records, certificates and instruments and conducted such other examinations as we have considered necessary. In such examinations, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

We have also assumed that at all relevant times:

1.	the Company is validly existing under the Business Corporations Act (Ontario) and has the necessary corporate power and capacity to own its property and assets and to carry on its business;

2.	the Company has the necessary corporate power and capacity to execute, deliver and perform its obligations under the terms and conditions of any grant, purchase, underwriting or other agreement, plan or instrument relating to the Company’s creation, authentication, issuance, sale and/or delivery of the SVS to which the Company is party (any such agreement, the “Agreement”);

3.	the Company has the necessary corporate power and capacity to authorize, create, authenticate, validly issue, sell and deliver the SVS and perform its obligations under the terms and conditions of the SVS;

4.	all necessary corporate action has been taken by the Company to duly authorize the execution and delivery by the Company of the Agreement and the performance of its obligations under the terms and conditions thereof;

5.	all necessary corporate action has been taken by the Company to duly authorize, create, authenticate, sell, deliver and validly issue the SVS and to perform its obligations under the terms and conditions of the SVS;

6.	all necessary corporate action has been taken by the Company to duly authorize the terms of the offering of the SVS and related matters;

7.	the Agreement: (i) has been duly authorized, executed and delivered by all parties thereto and such parties had the capacity to do so; (ii) constitutes a legal, valid and binding obligation of all parties thereto; and (iii) is enforceable in accordance with its terms against all parties thereto;

8.	the SVS have been duly authorized, created, authenticated, sold and delivered and validly issued by the Company and any other person signing or authenticating the SVS, as applicable;

9.	the terms of the offering of the SVS and related matters have been duly authorized by the Company;

10.	the Company shall have received, in respect of any issue of SVS not issued for money, property or past service that is not less in value than the fair equivalent of the money that the Company would have received if the SVS had been issued for money;

11.	the execution and delivery of the Agreement and the performance by the Company of its obligations under the terms and conditions thereunder do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the articles or by-laws of the Company, any resolutions of the Board of Directors or shareholders of the Company, any agreement or obligation of the Company, or applicable law;

12.	the authorization, creation, authentication, sale, delivery and issuance of the SVS and the Company’s performance of its obligations under the terms and conditions of the SVS do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the articles or by-laws of the Company, any resolutions of the Board of Directors or shareholders of the Company, any agreement or obligation of the Company, or applicable law; and

13.	the terms of the offering of the SVS and related matters do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the articles or by-laws of the Company, any resolutions of the Board of Directors or shareholders of the Company, any agreement or obligation of the Company, or applicable law.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, upon payment for the applicable SVS provided for in the applicable Agreement and otherwise in accordance with such Agreement, the SVS will be validly issued, fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours very truly,
/s/ Blake, Cassels & Graydon LLP